EXHIBIT 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of December 3, 2024 (the “Effective Date”), is by and among Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), the entities and persons listed on Exhibit A hereto (the “JCP Parties”) and the entities and persons listed on Exhibit B hereto (the “Jumana Parties”). The JCP Parties and the Jumana Parties are collectively referred to herein as the “Investor Parties,” and each of the collective Investor Parties, respectively, an “Investor Party.” Capitalized terms in this Agreement shall have the meanings set forth in this Agreement.

WHEREAS, as of the date of this Agreement, the JCP Parties beneficially own an aggregate of 1,060,213 shares of Common Stock;

WHEREAS, as of the date of this Agreement, the Jumana Parties beneficially own an aggregate of 814,452 shares of Common Stock;

WHEREAS, the Company and the Investor Parties have engaged in discussions related to the Company;

WHEREAS, concurrently herewith, the Company and the Investor Parties are entering into that certain Equity Purchase Agreement, dated as of December 3, 2024 (the “Purchase Agreement”), pursuant to which the Investor Parties will become the holders of an additional 1,600,909 shares of Common Stock, in the aggregate;

WHEREAS, in furtherance of such discussions and in connection with the investment contemplated by the Purchase Agreement, the Company and the Investor Parties desire to enter into an agreement regarding the appointment of certain new, independent directors to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Board and the Nominating and Governance Committee thereof (the “Nominating Committee”) have considered the qualifications of James C. Pappas (“Mr. Pappas”) and Christopher Martin (“Mr. Martin,” and together with Mr. Pappas, the “New Directors,” and each, a “New Director”) and determined that each of Mr. Pappas and Mr. Martin satisfies the Board’s criteria for the selection of directors and otherwise should be elected to the Board.

NOW, THEREFORE, in consideration of and reliance upon the promises, representations, mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Investor Parties and the Company agree as follows:

Section 1.                Board of Directors.

(a)               New Directors. Upon the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to increase the size of the Board by two (2) and immediately appoint Mr. Pappas (together with any Replacement Investor Designee taking his position on the Board pursuant to Section 1(e), the “JCP Designee”) and Mr. Martin (together with any Replacement Investor Designee taking his position on the Board pursuant to Section 1(e), the “Jumana Designee”) as members of the Board to fill the vacancies created by such increase in the Board, with an initial term expiring at the Company’s Annual Meeting of Stockholders held in the Company’s fiscal year 2025 (the “2025 Annual Meeting”).

(b)               New Director Agreements, Arrangements, and Understandings. Each of the Investor Parties represents, warrants, and agrees solely on behalf of itself that neither it nor any of its Affiliates (i) has paid or will pay any compensation to any of the New Directors (including any Replacement Investor Designee contemplated by Section 1(e)) for such individual’s nomination to or service on the Board or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any of the New Directors (including any Replacement Investor Designee contemplated by Section 1(e)) in connection with such individual’s service as, or actions taken in their capacities as, a director of the Company.

(c)               Annual Meeting Nominees. The Company and all applicable committees thereof shall take such actions as are necessary so that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to each annual meeting of stockholders held during the Cooperation Period shall include the New Directors and up to eight (8) other nominees selected by the Board to stand for election at such annual meeting of stockholders. The Company shall recommend in favor of and solicit proxies for the election of the New Directors at each annual meeting of stockholders held during the Cooperation Period in the same manner as the Board recommends in favor of and solicits proxies for the Company’s other director nominees. Notwithstanding anything to the contrary in this Agreement, from and after any time the JCP Parties, on the one hand, or the Jumana Parties, on the other hand, cease to have replacement rights pursuant to Section 1(e), the Company shall have no obligation with respect to the matters set forth in this Section 1(c) with respect to, as applicable, the JCP Designee , on the one hand, or Jumana Designee, on the other hand.

(d)               Committees. As soon as reasonably practicable following the appointment of the New Directors to the Board in accordance with Section 1(a), the Board and all applicable committees of the Board shall take such actions as are necessary to appoint both of the New Directors to the Finance Committee of the Board (the “Finance Committee”). From the appointment of the New Directors to the Finance Committee in accordance with this Section 1(d) until the expiration of the Cooperation Period, the size of the Finance Committee shall be no greater than five (5) members without the prior written consent of the Investor Parties. Following the appointment of the New Directors to the Finance Committee in accordance with this Section 1(d), Tom Conforti shall continue to serve as Chair of the Finance Committee, unless and until replaced as such by the Board. In addition, without limiting the foregoing, the Board shall give each of the New Directors the same due consideration for membership to any committee of the Board as any other independent director.

(e)               Replacement Investor Designee.

(i)                 If a New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, each of the Company and

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(x) in the case of the JCP Designee, the JCP Parties, and (y) in the case of the Jumana Designee, the Jumana Parties, shall cooperate in good faith to identify and mutually agree, subject to Section 1(f) and Section 1(g), upon a substitute Qualified Director (such individual, a “Replacement Investor Designee”), and the Board shall take such actions as are necessary to appoint the Replacement Investor Designee to serve as a director of the Company and to all applicable committees of the Board on which the New Director departing from the Board served for the remainder of such New Director’s term, subject to the approval (not to be unreasonably withheld, conditioned or delayed) by the Nominating Committee, after conducting a good faith customary due diligence process consistent with its fiduciary duties and customary practice. Effective upon the appointment of the Replacement Investor Designee to the Board, such Replacement Investor Designee will be considered a New Director for all purposes of this Agreement.

(ii)              The JCP Parties’ rights pursuant to this Section 1(e) to designate any Replacement Investor Designee are subject to the JCP Parties collectively holding a Net Long Position equal to, or having aggregate net long economic exposure to, at least the lesser of (x) 5.0% of the then-outstanding Common Stock and (y) 869,467 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and similar adjustments) (the “Minimum Ownership Threshold”). The Jumana Parties’ rights pursuant to this Section 1(e) to designate any Replacement Investor Designee are subject to the Jumana Parties collectively holding a Net Long Position equal to, or having aggregate net long economic exposure to, at least the Minimum Ownership Threshold. In the event any Investor Party seeks to exercise their rights pursuant to this Section 1(e), such Investor Party shall certify in writing to the Company that the Minimum Ownership Threshold has been satisfied as of the time of such exercise.

(iii)            During the Cooperation Period, any Replacement Investor Designee designated pursuant to this Section 1(e) replacing a New Director prior to the mailing of the Company’s definitive proxy statement for the Company’s applicable annual meeting of stockholders shall stand for election at such meeting together with the Company’s other director nominees.

(f)                Replacement Investor Designee Information. The Investor Parties acknowledge, as a condition to any Replacement Investor Designee’s appointment to the Board, such individual shall have promptly provided to the Company (i) any consent and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires, representation agreements (in each case, substantially in the form completed by the Company’s incumbent non-management directors) and other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such individual is elected at any Company meeting of stockholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) any written consent reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company, and (v) such other information reasonably requested by the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including any one or more executed consents to such background check and the execution of any one or more documents required by the Company of non-management directors of the Company to assure compliance with Section 1(e) and Section 1(g).

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(g)               Company Policies. The parties acknowledge that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, stock ownership guidelines, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-management directors of the Company. The Company acknowledges that (i) no Company Policy shall be violated by any New Director receiving indemnification and/or reimbursement of expenses from the Investor Parties or their respective Affiliates, provided that no New Director either accepts or receives compensation from the Investor Parties or their respective Affiliates with respect to such New Director’s service or action as a director of the Company, (ii) other than the New Directors, the Company Policies do not apply to any of the Investor Parties and their Affiliates as a result of the New Directors’ appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as they are not directors or employees of the Company, and (iii) no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the Investor Parties or their Representatives, subject to such director’s compliance with the obligations applicable to members of the Board pursuant to the Company Policies (including confidentiality obligations) and such director’s fiduciary duties to the Company.

(h)               Conflicts. Each of the Investor Parties and the New Directors confirm that (i) the JCP Designee will recuse himself or herself from any such portions of Board or committee meetings, if any, involving actual conflicts between the Company and the JCP Parties and (ii) the Jumana Designee will recuse himself or herself from any such portions of Board or committee meetings, if any, involving actual conflicts between the Company and the Jumana Parties.

(i)                 Board Size. Notwithstanding anything to the contrary in this Agreement, until the expiration of the Cooperation Period, the size of the Board shall be no greater than ten (10) members without the prior written consent of the Investor Parties.

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(j)                 Termination. The rights and obligations of the Company and the Investor Parties under this Section 1 shall terminate upon the earlier of: (i) with respect to the JCP Parties, such time as (A) at any time on or after December 2, 2025, the JCP Parties collectively do not satisfy the Minimum Ownership Threshold, (B) the JCP Designee notifies the Company of his or her intent to resign from the Board and the JCP Parties irrevocably waive in writing any right to have a Replacement Investor Designee appointed, (C) any material breach of this Agreement (including Section 2) by any JCP Party or any of their Restricted Persons upon five (5) Business Days’ written notice by the Company to the JCP Parties if such breach has not been cured by the end of such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or during the notice period, or (D) the JCP Parties or any of their Restricted Persons submits any director nomination for election at any meeting of the Company’s stockholders, (ii) with respect to the Jumana Parties, such time as (A) at any time on or after December 2, 2025, the Jumana Parties collectively do not satisfy the Minimum Ownership Threshold, (B) the Jumana Designee notifies the Company of his or her intent to resign from the Board and the Jumana Parties irrevocably waive in writing any right to have a Replacement Investor Designee appointed, (C) any material breach of this Agreement (including Section 2) by any Jumana Party or any of their Restricted Persons upon five (5) Business Days’ written notice by the Company to the Jumana Parties if such breach has not been cured by the end of such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or during the notice period, or (D) the Jumana Parties or any of their Restricted Persons submits any director nomination for election at any meeting of the Company’s stockholders or (iii) the termination of this Agreement as provided in Section 11. Upon the occurrence of any event described in clause (i) of this Section 1(j), the JCP Designee shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board for his or her immediate resignation), subject to the Board’s decision in its sole discretion whether to accept or reject such resignation; provided, that, in the case of an event described in cause (i)(C) of this Section 1(j), if, at the conclusion of the five (5) Business Day period referred to in such clause (i)(C), the parties are not in agreement that a material breach has occurred, then the JCP Designee’s obligation to resign shall be effective only on the tenth (10th) Business Day following the receipt of the notice referred to in such clause (i)(C). Upon the occurrence of any event described in clause (ii) of this Section 1(j), the Jumana Designee shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board for his or her immediate resignation), subject to the Board’s decision in its sole discretion whether to accept or reject such resignation; provided, that, in the case of an event described in cause (ii)(C) of this Section 1(j), if, at the conclusion of the five (5) Business Day period referred to in such clause (ii)(C), the parties are not in agreement that a material breach has occurred, then the Jumana Designee’s obligation to resign shall be effective only on the tenth (10th) Business Day following the receipt of the notice referred to in such clause (ii)(C). The Investor Parties agree to cause, and agree to cause their respective Controlling and Controlled Affiliates to cause, the applicable New Director (including, for the avoidance of doubt, any Replacement Investor Designees) to resign from the Board if they fail to resign if and when requested to deliver such resignation pursuant to this Section 1(j).

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Section 2.                Cooperation.

(a)               Non-Disparagement. During the Cooperation Period, the Company and each Investor Party solely for and on behalf of itself shall each refrain from making, and shall cause its respective Controlling and Controlled Affiliates (and those under common Control) and each of its and their respective principals, directors, members, managers, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any public written or oral statement, announcement or media placement or publication (each, a “Statement”) that constitutes an ad hominem attack on, that otherwise disparages, defames, impugns, criticizes, or otherwise calls into disrepute, or that is otherwise reasonably likely to cause damage to the reputation of (A) in the case of any Statement by any of the Investor Parties or their Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former Covered Persons (solely in their capacities as such); and (B) in the case of any Statement by the Company or its Covered Persons: any of the Investor Parties, any of their respective Affiliates or any of their respective current or former Covered Persons (solely in their capacities as such), in each case including (x) in any statement, document, or report filed with, furnished to, or otherwise provided to the SEC or any other governmental or regulatory authority, (y) in any press release or other form of public Statement made available to any form of media, and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication). The foregoing shall not (I) restrict the ability of any Person to comply with any subpoena or other legal process or respond truthfully to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement or (II) apply to any private communication among the Investor Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.

(b)               Voting. During the Cooperation Period, each Investor Party will cause all of the Common Stock that such Investor Party or any of its Controlling or Controlled Affiliates (or those under common Control) has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof or to deliver any consent or consent revocation, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election, (iii) against any proposal or resolution to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of stockholder action; provided, however, that the Investor Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction; provided, further, that in the event that both Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board and/or the filling of any vacancy on the Board), the Investor Parties and their Affiliates may, but are not required to, vote in accordance with any such recommendation.

(c)               Standstill. During the Cooperation Period, each Investor Party agrees solely on behalf of itself that it will not, and will cause its Controlling and Controlled Affiliates (and those under common Control) and its and their respective Representatives acting on their behalf (collectively with such Investor Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, written invitation, or written authorization of the Company or the Board:

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(i)                 acquire, or offer, or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Investor Parties, together with their Affiliates, having beneficial ownership of, or a Net Long Position in, more than 20% of the Common Stock outstanding at such time; provided, that for purposes of the foregoing ownership limitation, it is understood and agreed that any securities acquired or underlying any award or grant from the Company with respect to a Restricted Person’s service as a director, officer or employee of the Company shall be excluded;

(ii)              other than in broker sale transactions where the identity of the purchaser is not known or with the prior approval of the Company (not to be unreasonably withheld, conditioned or delayed), sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, Common Stock or any derivatives relating to Common Stock to any Third Party that (A) has, to the Investor Parties knowledge, run (or publicly announced an intention to run) a proxy contest with respect to another company in the past three years, (B) has filed a Schedule 13D with respect to the Company or any other entity that is publicly traded in the U.S. markets in the past three years, or (C) if the Investor Parties know, after reasonable inquiry, that such Third Party has, or will as a result of the transaction have, beneficial ownership of, or a Net Long Position in, more than 4.9% of the Common Stock; provided that, in the case of clauses (B) and (C) the restriction in this Section 2(c)(ii) shall not apply so long as such Third Party has not disclosed (either publicly or privately to the Investor Parties) any intention to influence or change the Board or management of the Company or any other change in the Company’s business or corporate structure;

(iii)            alone or in concert with any one or more Third Parties, (A) call or seek to call (publicly or otherwise) a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or call or seek to call for the setting of a record date therefor), (B) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal relating to the Company, the Board or any of its committees, (D) seek (including through any “withhold” or similar campaign) the removal of any member of the Board, or (E) conduct, call for, or publicly support any other stockholder who conducts or calls for any referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the Restricted Persons from (x) taking action in furtherance of identifying any Replacement Investor Designee in accordance with Section 1(e) or (y) stating how they intend to vote on any matter for which the Investor Parties have voting discretion pursuant to, and in accordance with, Section 2(b), and the reasons therefor, as applicable;

(iv)             make any request for stock list materials or other books and records of the Company or any of its Affiliates under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provision providing for stockholder access to books or records of the Company or any of its Affiliates;

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(v)               engage in, or knowingly assist (it being agreed that statements made in accordance with clause (y) of Section 2(c)(iii) shall be permitted) in the engagement in, any “solicitation” (as such term is used in the proxy rules of the SEC, but including, notwithstanding anything to the contrary in Rule 14a-2 under the Exchange Act, solicitations of ten (10) or fewer stockholders that would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) under the Exchange Act) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents;

(vi)             make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without one or more conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (or one or more of its direct or indirect subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to require public disclosure (including in any Schedule 13D) by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vii)          make or submit any proposal, announcement, statement or request in each case either publicly or in a manner that would reasonably be expected to result in or require any public announcement or public disclosure (including in any Schedule 13D) by the Company or any Restricted Person, either alone or in concert with others, for or with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board, except as expressly set forth in Section 1, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, or sale, spinoff, splitoff or other similar separation of one or more business units of the Company, (C) any other change to the Board or the Company’s management or corporate or governance structure, except as expressly set forth in Section 1, (D) any waiver, amendment or modification to the Company’s Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”) or Bylaws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)        knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise expressly permitted by this Agreement (it being understood that the foregoing shall not prevent any Restricted Person from stating how it intends to vote on any matter for which the Investor Parties have voting discretion pursuant to, and in accordance with, Section 2(b), and the reasons therefor);

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(ix)             form, join, knowingly encourage (it being agreed that statements made in accordance with clause (y) of Section 2(c)(iii) shall be permitted), participate or act in concert with any Group with respect to any Voting Securities, other than solely with the Investor Parties and Affiliates thereof with respect to Voting Securities now or hereafter owned by them;

(x)               enter into any voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of the Investor Parties and their Affiliates, (C) granting any proxy in any solicitation approved by the Board and consistent with the recommendation of the Board or (D) granting any proxy in any solicitation in connection with any matter for which the Investor Parties have voting discretion pursuant to, and in accordance with, Section 2(b) (it being understood that no proxies shall be granted with the purpose or effect of circumventing the Investor Parties’ obligations provided in Section 2(b));

(xi)             engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, in the aggregate or individually, result in the Investor Parties ceasing to have a Net Long Position in the Company;

(xii)          sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xiii)        institute, solicit or join as a party any litigation, arbitration or other proceeding (including derivative actions) against or involving the Company, any of its subsidiaries or any of its or their respective current or former directors or officers (solely in their capacities as such); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor Party from (A) bringing litigation against the Company to enforce (x) any provision of this Agreement instituted in accordance with and subject to Section 9 or (y) any provision of the Purchase Agreement instituted in accordance with the terms thereof, (B) making any counterclaim with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;

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(xiv)         enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c);

(xv)           enter into or maintain any economic, compensatory or pecuniary agreement, arrangement or understanding (written or oral) with any director of the Company or nominee for director of the Company, in each case, in connection with such individual’s service as, or actions taken in their capacity as, a director of the Company; or

(xvi)         make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in or require any public announcement or disclosure (including in any Schedule 13D) by the Company or any Restricted Person of such request or proposal;

provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including any failure to appoint the New Directors to the Board in accordance with Section 1(a), to include the New Directors in the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to any annual meeting of stockholders held during the Cooperation Period in accordance with Section 1(c), or to issue the Press Release in accordance with Section 3) upon five (5) Business Days’ written notice by any of the Investor Parties to the Company if such breach has not been cured within such notice period; provided that the Investor Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 20% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities or business(es) of another Person by the Company or one or more of its subsidiaries shall not be counted toward this clause (y)); and (C) the commencement of any tender or exchange offer (by any Person or Group other than the Investor Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2(c)) will prohibit or restrict any Restricted Person from (I) making any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Restricted Person from whom such information is sought (so long as such process or request did not arise as a result of any discretionary act by any Restricted Person);

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provided that such Restricted Person will notify the Company promptly in writing (if reasonably practicable and to the extent legally permitted) of the existence, terms, and circumstances surrounding such request or requirement; provided, further, that, no Restricted Person shall be required to provide the notice to the Company referenced in the immediately preceding proviso in the case of disclosures required to be made by such Restricted Person in the course of a routine audit or review by a competent regulatory or administrative authority which is not specifically related to the Company or such Restricted Person’s interactions with the Company, (III) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company or (V) providing its views privately to any members of the Board, the Company’s Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer or any member of the Company’s investor relations team or advisors that have been identified by one of the foregoing to the Investor Parties as appropriate contacts (each, a “Contact Person”) regarding any matter, or privately requesting a waiver of any provision of this Agreement, so long as such private communications or requests would not reasonably be expected to result in or require any public announcement or public disclosure (including on any Schedule 13D) of such communications or requests by the Company or any of the Restricted Persons. Each of the Investor Parties acknowledge and agree that any discussions between any Contact Person and any Restricted Persons will be subject to, and shall be conducted in accordance with, applicable law, such Contact Person’s fiduciary duties to the Company, such Contact Person’s confidentiality obligations to the Company and such Contact Person’s other obligations pursuant to the terms of the applicable Company Policies. Furthermore, nothing in this Agreement shall prohibit or restrict any New Director from exercising his or her rights and fiduciary duties as a director of the Company or any committee member of the Board or restrict his or her discussions solely among other members of the Board, any committee, management, advisors, Representatives or agents of the Company; provided that any such discussions are limited to communications in his or her capacity as a director or committee member, as applicable and recognizing such actions are subject to such New Director’s fiduciary duties to the Company and its stockholders and the Company Policies.

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Section 3.                Public Announcement. Unless otherwise agreed in writing by the Company and the Investor Parties, not later than 9:00 a.m. Eastern Time on the first Business Day after the Effective Date, the Company shall issue a press release (the “Press Release”) in the form of Exhibit C, and thereafter shall promptly file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Investor Parties shall promptly, but in no case prior to the issuance of the Press Release or the filing of the Form 8-K with the SEC (except to the extent necessary for the Investor Parties to comply with their obligations under applicable securities law), file an amendment to the Schedule 13D (the “13D Amendment”) with respect to the Company originally filed by the Investor Parties and the other filing persons reporting thereon with the SEC on October 9, 2024, reporting the entry into this Agreement, including a copy of this Agreement and amending, restating, supplementing or otherwise modifying all applicable items to conform to its obligations hereunder. The Form 8-K and the 13D Amendment shall each be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Investor Parties. The Company shall provide the Investor Parties with a copy of the Form 8-K prior to filing with the SEC and shall consider any reasonable and timely comments of the Investor Parties and their Representatives. The Investor Parties shall provide the Company and its Representatives with a copy of the 13D Amendment prior to its filing with the SEC and shall consider any timely comments of the Company and its Representatives. Neither the Company or any of its Affiliates nor the Investor Parties or any of their Affiliates shall make any public statement (or other communication reasonably expected to become or result in a public disclosure) regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party and no party shall make any statements inconsistent with the Press Release in connection with the announcement of this Agreement.

Section 4.                Representations and Warranties of the Company. The Company represents and warrants that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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Section 5.                Representations and Warranties of the Investor Parties. Each Investor Party, severally and not jointly, represents and warrants that: (a) such Investor Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor Party, constitutes a valid and binding obligation and agreement of such Investor Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Investor Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Investor Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor Party, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor Party is a party or by which it is bound; and (d) without giving effect to the issuance of Common Stock pursuant to the Purchase Agreement, such Investor Party (x) beneficially owns (as defined in Rule 13d-3 under the Exchange Act) the amount set forth next to its name on Exhibit A or Exhibit B, as applicable and (y) has a Net Long Position in, or aggregate economic exposure to, the amount of Common Stock set forth next to its name on Exhibit A or Exhibit B, as applicable.

Section 6.                Definitions. For purposes of this Agreement:

(a)               the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Investor Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person otherwise Controls such entity; provided, further, that, with respect to the Investor Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any Investor Party or their Affiliates (unless such portfolio operating company is controlled by, or acting on behalf of or at the direction of, any of the Investor Parties or their Affiliates to engage in conduct prohibited by this Agreement);

(b)               the terms “beneficial owner,” “beneficially own,” and “beneficial ownership” have the meanings set forth in Rule 13d-3 and Rule 13d-5(b)(1) under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock that (i) such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;

(c)               the term “Business Day” means any day other than a Saturday, a Sunday, a legal holiday in Englewood, Colorado, or a day on which the Federal Reserve Bank of New York is closed;

(d)               the term “Bylaws” means the Company’s Fifth Amended and Restated Bylaws (as amended or restated from time to time);

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(e)               the term “Common Stock” means the Company’s common stock, par value $0.001 per share;

(f)                the term “Control” (including the terms “Controlling,” “Controlled,” and “under common Control”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise;

(g)               the term “Cooperation Period” means the period commencing on the Effective Date and concluding on the date that is the earlier of (1) thirty (30) calendar days prior to the advance notice deadline set forth in the Bylaws for the stockholder nomination of non-proxy access director candidates for election to the Board at the Company’s Annual Meeting of Stockholders during the Company’s fiscal year 2026 (the “2026 Annual Meeting”) and (2) one hundred twenty (120) calendar days prior to the first anniversary of the 2025 Annual Meeting (collectively, the “2026 Advance Notice Window”); provided, however, that the conclusion of the Cooperation Period shall be extended and delayed until the date that is the earlier of (x) thirty (30) calendar days prior to the advance notice deadline set forth in the Bylaws for the stockholder nomination of non-proxy access director candidates for election to the Board at the Company’s Annual Meeting of Stockholders during the Company’s fiscal year 2027 and (y) one hundred twenty (120) calendar days prior to the first anniversary of the 2026 Annual Meeting if (A) the Company determines to and irrevocably offers to re-nominate the New Directors for election at the 2026 Annual Meeting; provided that the Company notifies the New Directors in writing at least fifteen (15) calendar days prior to the opening of the 2026 Advance Notice Window of such determination and offers to irrevocably re-nominate the New Directors for election at the 2026 Annual Meeting, and (B) the New Directors agree to such nomination within fifteen (15) calendar days of receipt of such notice;

(h)               the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;

(i)                 the term “Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act;

(j)                 the term “Net Long Position” means, with respect to any Person, such Person’s “net long position” as defined in Rule 14e-4 under the Exchange Act, in respect of the Common Stock;

(k)               the terms “Person” or “Persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(l)                 the term “Qualified Director” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, (ii) meets all other qualifications required for service as a director set forth in the Bylaws and other Company Policies as of the Effective Date that are applicable to other non-management directors and (iii) has the relevant financial and business experience to be a director of the Company;

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(m)             the term “Representatives” means a party’s directors, principals, members, general partners, trustees, managers, officers, employees, agents, advisors and other representatives;

(n)               the term “SEC” means the U.S. Securities and Exchange Commission;

(o)               the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(p)               the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that, as pertains to any obligation of the Investor Parties or any other Restricted Person (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities or other interests of the Company.

Section 7.                Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier, or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company:

Red Robin Gourmet Burgers, Inc.
10000 E. Geddes Avenue, Suite 500
Englewood, Colorado 80112
Attention: Sarah Mussetter, Chief Legal Officer
Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Scott A. Barshay and Kyle T. Seifried
Email: sbarshay@paulweiss.com / kseifried@paulweiss.com

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If to the JCP Parties:

JCP Investment Management, LLC
1177 West Loop South, Suite 1320
Houston, Texas 77027
Attention: James C. Pappas
Email:

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ryan Nebel and Rebecca Van Derlaske
Email: RNebel@olshanlaw.com / RVanDerlaske@olshanlaw.com

If to the Jumana Parties:

Jumana Capital Investments LLC
1717 Saint James Place, Suite 335
Houston, Texas 77056
Attention: Christopher Martin
Email:

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ryan Nebel and Rebecca Van Derlaske
Email: RNebel@olshanlaw.com / RVanDerlaske@olshanlaw.com

At any time, any party may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices under this Agreement.

Section 8.                Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company shall promptly reimburse the Investor Parties for their reasonable and documented out-of-pocket fees and expenses incurred through the date hereof in connection with the Investor Parties’ investment in the Company, the negotiation and execution of this Agreement and the Purchase Agreement, and the subject matters thereof and the transactions contemplated thereby, provided that such reimbursement shall not exceed $185,000 in the aggregate. The Company shall remit such reimbursement to the Investor Parties within five (5) Business Days of receiving the proper documentation therefor.

Section 9.                Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)               The Company and each Investor Party acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached

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and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company, on the one hand, and the Investor Parties (acting jointly or severally), on the other hand, will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH INVESTOR PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE THE POSTING OF A BOND OR OTHER SECURITY OR BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b)               This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state. The Company and each Investor Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (v) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts. The parties to this Agreement agree that the delivery of process in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers based on, relating to, or arising in connection with any such action or proceeding is also substantially contemporaneously delivered to the email address of such party set forth in Section 7 (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).

(c)               EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

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Section 10.            Severability. If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 11.            Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

Section 12.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).

Section 13.            No Third-Party Beneficiary. This Agreement is solely for the benefit of the Company and the Investor Parties and is not enforceable by any other Person. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.

Section 14.            No Waiver. No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver shall be effective unless in writing, executed by the waiving party.

Section 15.            Entire Understanding; Amendment. This Agreement and the Purchase Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Purchase Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Investor Parties.

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Section 16.            Interpretation and Construction. The Company and each Investor Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Investor Party, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

INVESTOR PARTIES

By:

By:
Name:
Title:

[Signature Page to Cooperation Agreement]

RED ROBIN GOURMET BURGERS, INC.

By:
Name:
Title:

[Signature Page to Cooperation Agreement]

Exhibit A

A-1

Exhibit B

B-1

Exhibit C
Form of Press Release

RED ROBIN GOURMET BURGERS, INC. ANNOUNCES INVESTMENT AND APPOINTS NEW INDEPENDENT DIRECTORS

JCP Investment Management, LLC and Jumana Capital, LLC Invest An Additional $8.3 Million to Pay Down Debt and Support Strategy, Demonstrating Long-term Commitment to Brand

James C. Pappas and Christopher Martin added to Board of Directors

Enters into Agreement with JCP Investment Management, LLC and Jumana Capital, LLC

ENGLEWOOD, Colo., December 3, 2024 -- Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that affiliates of JCP Investment Management, LLC (“JCP”) and Jumana Capital, LLC (“Jumana”) invested an additional $8.3 million into the Company, strengthening its balance sheet and demonstrating their long-term commitment to the strategy and brand.  Additionally, the Company announced the appointment of James C. Pappas and Christopher Martin to its Board of Directors (the “Board”), pursuant to a cooperation agreement (the “Agreement”) with JCP and Jumana (the “Investor Parties”).

Upon Mr. Pappas’ and Mr. Martin’s respective appointments, the Board will expand to 10 directors, nine of whom will be independent.

“JCP’s and Jumana’s additional investments demonstrate their commitment and belief in the future of Red Robin,” said David A. Pace, Chairman of the Board.   “We are pleased to welcome James and Chris to Red Robin’s Board of Directors and look forward to their contributions and expertise as we continue to execute on our strategy for the comeback of this beloved brand. James brings significant experience in board roles at restaurant brands in similar phases of revitalization and Chris adds both industry and financial expertise that will be important to our progress.”

Pursuant to the Agreement, Mr. Pappas and Mr. Martin will be nominated by the Board to stand for election for a full term at the Company’s 2025 Annual Meeting of Stockholders.

Mr. Pappas stated on behalf of the Investor Parties: “We appreciate the dialogue we have had with Red Robin and are supportive of the Company’s strategy and management team.  From day one, our focus will be to help decrease debt through our investment proceeds, increased operating cash flow and the thoughtful exploration and consideration of other debt reduction options available, including the potential for selective franchising of some company-operated stores.  Strengthening the balance sheet positions Red Robin to continue to deliver fantastic and craveable burgers every day while also building long-term shareholder value.”

C-1

Additionally, the Company entered into an equity purchase agreement with certain affiliates of the Investor Parties pursuant to which the Company agreed to issue and sell to them an aggregate of 1,600,909 shares of the Company’s common stock, at a purchase price of $5.19 per share, pursuant to a private placement (the “Private Placement”) that is exempt from registration under the Securities Act of 1933, as amended. The aggregate gross proceeds from the Private Placement are expected to be approximately $8.3 million. The net proceeds from the Private Placement will be used to repay indebtedness and for general corporate expenses.

Additional information on the Agreement and the Private Placement can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

About James C. Pappas

Mr. Pappas founded JCP Investment Management in Houston in June 2009 and is the Managing Member and owner of the firm. He has served as a director of United Natural Foods, Inc. (NYSE: UNFI), a food distributor to grocery stores, since September 2023. Additionally, he has been the chairman of the board of directors of Innovative Food Holdings, Inc. (OTCQB: IVFH), a direct-to-chef and restaurant specialty food platform, since 2023, and a director since 2020. Mr. Pappas is also a director of Tandy Leather Factory, Inc. (NASDAQ: TLF), a specialty retailer and wholesale distributor of leather and leather related products, a position he has held since 2016. Mr. Pappas previously served on the boards of several other public companies, including food-related businesses such as Jamba, Inc., The Pantry, Inc., and Morgan’s Foods, Inc., as well as U.S. Geothermal Inc. From 2007 until 2009, he was a private investor, in addition to consulting with several businesses. From 2005 until 2007, he worked in the Investment Banking/Leveraged Finance Division of Goldman Sachs, where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives. Prior to that, he was an investment banker at Banc of America Securities, where he focused on consumer and retail investment banking. He currently also serves as Secretary for the Endowment Advisory Board of the Annunciation Greek Orthodox Church in Houston and on the Methodist Hospital Gastro Division’s Advisory Board in Houston. Mr. Pappas received a BBA in Information Technology, and a Master of Finance from Texas A&M University.

About Christopher Martin

Mr. Martin has served as a Managing Director of Jumana Capital, LLC, a private investment firm specializing in concentrated investments in middle market companies, since July 2020, where he is responsible for investment strategy and execution across the portfolio, and serves as the Manager of Jumana Capital Investments LLC, an affiliated investment entity. Previously, Mr. Martin served as a Vice President at Hastings Equity Partners, LLC, a private equity firm, from July 2017 until July 2020. Mr. Martin also previously served as the Chief Financial Officer of Specialty Welding & Turnarounds, LLC, an industrial services company, from October 2017 through January 2020. Prior to that, Mr. Martin was a Vice President at Simmons & Company International, part of the Piper Sandler Companies (NYSE: PIPR), from July 2013 to July 2017. Mr. Martin began his career at FTI Consulting, Inc. (NYSE: FCN), a global advisory firm, in the Corporate Finance and Restructuring group. Mr. Martin holds an MBA from the University of Texas at Austin and a BBA from Texas Christian University.

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Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are approximately 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

Forward-Looking Statements

Forward-looking statements in this press release regarding our future operating or financial performance, our strategy and ability to execute and drive long term shareholder value, the expected activities in connection with the Investor Parties, and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “could,” “should,” “will,” “outlook” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those cautionary statements and risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Contacts:

For media relations questions:

Kathleen Bush, Red Robin Gourmet Burgers, Inc.

kbush@redrobin.com

(303) 846-5114

Liz DiTrapano, ICR

Liz.DiTrapano@icrinc.com

(203) 682-4716

For investor relations questions:

Jeff Priester, ICR

Jeff.Priester@icrinc.com

(332) 242-4370

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